News Release

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LUCENT TECHNOLOGIES REPORTS RESULTS FOR FIRST QUARTER OF FISCAL 2004

➢	Records net income of 7 cents per diluted share with 41 percent gross margin

➢	Posts revenues of $2.26 billion for the quarter, an increase of 11 percent sequentially

FOR RELEASE: WEDNESDAY, Jan. 21, 2004

     MURRAY HILL, N.J. — Lucent Technologies (NYSE: LU) today reported results for the first quarter of fiscal 2004, which ended Dec. 31, 2003, in accordance with U.S. generally accepted accounting principles (GAAP). Lucent reported a profit for the quarter, with net income of $338 million or 7 cents per diluted share. These results compare with net income of $99 million or 2 cents per share in the fourth quarter of fiscal 2003 and a net loss of $264 million or 11 cents per share in the year-ago quarter.

     The company recorded revenues of $2.26 billion in the quarter, an increase of 11 percent sequentially and 9 percent from the year-ago quarter. The company recorded revenues of $2.03 billion in the fourth quarter of fiscal 2003 and $2.08 billion in the year-ago quarter.

     The first quarter’s earnings per share included the positive impact of certain items, including income tax benefits and a gain on the sale of an investment, which were partially offset by the negative impact of a charge associated with the revaluation of warrants that are expected to be issued as part of Lucent’s global settlement of shareowner litigation and net business restructuring charges related to the reassessment of prior year plans. The net effect of these items was a favorable impact of 4 cents per diluted share on the first quarter’s results.1

EXECUTIVE COMMENTARY

     “We continued to generate positive momentum in the first quarter of fiscal 2004,” said Lucent Technologies Chairman and CEO Patricia Russo. “We achieved our second consecutive quarter of profitability and grew our revenues with a significant increase in Mobility.

     “We are clearly seeing evidence that the market is stabilizing,” said Russo. “While we remain cautious, we are encouraged by the recent news we have seen from some of our customers. As market spending increases, we are well-positioned to grow our revenues by providing customers with integrated network solutions and a broad portfolio of services that will enable them to evolve to next-generation networks, while cutting the cost of their network operations. In fact, our announcement last week of $350 million worth of agreements in China covered the entire range of our network offerings and is a good illustration of the value we bring to our customers.

     “We remain focused on expanding our revenue sources by pursuing opportunities in services, the government sector and outside the United States, as well as in areas like metro optical, broadband access, voice over IP and mobile high-speed data,” said Russo. “In the first quarter, we unveiled new offerings like our Accelerate™ VoIP solutions, which are being used by Qwest and others, as well as new compact cellular base stations and an international version of the 5E-XC™ High Capacity Switch, which are both being used in China. We signed optical networking contracts with Verizon and Beijing Communications, broadband deals with Bell Canada and Portugal Telecom, and a managed services contract with Telemar in Brazil. At the same time, we maintained our global leadership in CDMA mobile networks, while improving our position for additional mobile high-speed data business with UMTS trials in China and the United States and a pilot network with Telefónica Móviles in Spain.”

     “We were able to improve our earnings performance this quarter with a solid gross margin of 41 percent,” said Lucent Technologies Chief Financial Officer Frank D’Amelio. “Our operational improvements and restructuring actions of the last few years are flowing to our bottom line, and we continue to manage our cost and expense profile.

     “We still expect annual revenues to remain essentially flat or to increase slightly year over year. And while we may still see some quarterly ups and downs, given this quarter’s results, we expect to report a profit for the year, excluding the impact from any revaluation of the warrants,” said D’Amelio.

GROSS MARGIN AND OPERATING EXPENSES

     Gross margin for the quarter was 41 percent of revenues as compared with 43 percent for the fourth quarter of fiscal 2003, a sequential decrease of 2 percentage points. As the company stated last quarter, its gross margin was helped by 4 percentage points in the fourth quarter of fiscal 2003 due to certain significant items that were not expected to recur this quarter. This quarter’s gross margin includes the favorable impact of increased sales volume and continued cost reductions.

     Operating expenses for the first quarter of fiscal 2004 were $648 million as compared with $524 million for the fourth quarter of fiscal 2003. The sequential increase was primarily due to the fact that the prior quarter’s results included higher recoveries of bad debt and customer financing and this quarter’s results included a net business restructuring charge related to prior year plans.

BALANCE SHEET UPDATE

     As of Dec. 31, 2003, Lucent had $4.3 billion in cash and short-term investments. This represents a decrease of $230 million in the quarter. The decrease primarily resulted from cash used in operations of $257 million during the quarter, compared to $145 million in cash generated in the fourth quarter of fiscal 2003.

REVIEW OF OPERATIONS – THREE MONTHS ENDED DEC. 31, 2003

     On a sequential basis, revenues in the United States increased 12 percent to $1.35 billion, and international revenues increased 11 percent to $909 million. Compared with the year-ago quarter, U.S. and international revenues increased by 4 percent and 16 percent, respectively.

     Beginning in fiscal 2004, Lucent’s reportable segments now include its Services business in addition to its Integrated Network Solutions (INS) and Mobility Solutions businesses. Prior period results for INS and Mobility have been revised to reflect the new reporting structure.

Integrated Network Solutions (INS)

     Revenues for the first quarter of fiscal 2004 were $790 million, a decrease of 8 percent sequentially and a decrease of 7 percent compared with the year-ago quarter.

     In the first quarter, Lucent made several significant contract and product announcements, including wins in areas such as VoIP, metro optical and broadband access:

➢	In November, Lucent introduced its Accelerate™ portfolio, a combination of new and existing products and services that help service providers rapidly deploy and offer profitable Internet protocol (IP)-based voice, data, and video services; at the same time, Lucent announced that Qwest Communications would use the 5E-XC™ switch, a key component of the Accelerate portfolio, to lay the groundwork for its migration to a VoIP network.

➢	Lucent’s optical portfolio continued to win customers around the world this quarter. Verizon and Beijing Communications announced they would each deploy Metropolis® DMX and LambdaUnite™ MultiService Switches to upgrade their SONET and SDH networks, respectively, to next-generation capabilities. Meanwhile T-Systems International in Germany announced it would deploy LambdaUnite™ switches in the North American part of its global network.

➢	Customers building broadband networks turned to Lucent in the quarter as well — Bell Canada and Portugal Telecom both will use the Stinger® FS DSLAM for high-speed voice, data and video services and Arcor of Germany will use the AnyMedia® Access System for high-speed data services.

➢	INS also introduced an international version of the 5E-XC™ High Capacity Switch, and announced Fujian PTA of China Telecom would be the first to deploy it.

     Since the end of the first quarter, Lucent continued to gain momentum in VoIP, announcing contracts last week for Accelerate solutions with China Telecom, Phonom, a telecom provider of VoIP service in the mid-Atlantic region of the U.S., and eircom, Ireland’s leading service provider. China Unicom also agreed last week to deploy a Multiprotocol Label Switching (MPLS) core networking solution that will deliver guaranteed levels of service to enterprises over its core backbone network. The IP MPLS solution was jointly developed by Lucent and Juniper Networks.

Mobility Solutions

     Revenues for the first quarter of fiscal 2004 were $960 million, an increase of 51 percent sequentially and an increase of 32 percent compared with the year-ago quarter. The revenue for the quarter includes about $150 million related to the resolution of a prior network acceptance delay on a significant Mobility project outside the United States.

     In the first quarter, Lucent continued to show its strength in 3G spread spectrum technology, including new trials for mobile high-speed data networks:

➢	Maintaining its global CDMA leadership, Lucent announced commercial deployment of a CDMA2000 1X network for CODETEL in the Dominican Republic and a CDMA 450 network for Moscow Cellular Communications in Moscow.

➢	Lucent also continued to make progress with its 3G UMTS (or W-CDMA) offer. Lucent announced it was working with the Andalusian Regional Government to deploy a UMTS network in Seville, Spain, while also conducting 3G field trials with China Netcom in Shanghai, China Telecom in Guangzhou and AT&T Wireless in Miami.

➢	Mobility also introduced a new compact base station in October, which is being shipped to China Unicom. Called the Flexent® Modular Cell 4.0 Compact, it is a high capacity base station that takes up minimal physical space.

     Since the end of the first quarter, Lucent also announced it would support the phase III expansion of China Unicom’s CDMA2000® mobile network, which would support more than 50 million customers and offer coverage nationwide.

Lucent Worldwide Services (LWS)

     Revenues for the first quarter of fiscal 2004 were $466 million, a decrease of 1 percent sequentially and a decrease of 4 percent compared with the year-ago quarter.

     Lucent Worldwide Services continues to focus on broadening its services business with managed services wins and contributions to several other major contracts:

➢	Telemar of Brazil selected Lucent to operate and maintain Telemar’s switching, optical and data access equipment.

➢	Imtech Telecom, a Lucent Business Partner, selected Lucent to manage and monitor Eurofiber, a large fiber network in northern Europe.

➢	Lucent’s maintenance, deployment and professional services were also major components in many of the contracts described above, including Qwest, Verizon, CODETEL, Portugal Telecom, Bell Canada and the UMTS network build with the Andalusian Regional Government.

➢	Lucent also announced a suite of professional services that will enable mobile operators and enterprises to improve voice and data coverage in high-traffic areas such as corporate buildings, shopping malls, multi-tenant buildings, manufacturing facilities and airports.

     The quarterly earnings conference call will take place today at 8:30 a.m. EST and be broadcast live over the Internet at http://www.lucent.com/investor/conference/webcast040121.html. It will be maintained on the site for replay through Wednesday, Jan. 28, 2004.

     Lucent Technologies designs and delivers the systems, services and software that drive next-generation communications networks. Backed by Bell Labs research and development, Lucent uses its strengths in mobility, optical, software, data and voice networking technologies, as well as services, to create new revenue-generating opportunities for its customers, while enabling them to quickly deploy and better manage their networks. Lucent’s customer base includes communications service providers, governments and enterprises worldwide. For more information on Lucent Technologies, which has headquarters in Murray Hill, N.J., USA, visit www.lucent.com.

     This news release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, the industries in which we operate, our beliefs and our management’s assumptions. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of us. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These risks and uncertainties include: the failure of the telecommunications market to improve or improve at the pace we anticipate; continued negative cash flow; our ability to secure additional sources of funds on reasonable terms; our credit ratings; our ability to compete effectively; our reliance on a limited number of key customers; our exposure to the credit risk of our customers; our reliance on third parties to manufacture most of our products; the cost and other risks inherent in our long-term sales agreements; our product portfolio and ability to keep pace with technological advances in our industry; the complexity of our products; our ability to retain and recruit key personnel; existing and future litigation; our ability to protect our intellectual property rights and the expenses we may incur in defending such rights; changes in environmental health and safety laws; changes to existing regulations or technical standards; the social, political and economic risks of our foreign operations; and the costs and risks associated with our pension and postretirement benefit obligations. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this news release, whether as a result of new information, future events, changes in assumptions, or otherwise.

1 Details on the significant items impacting results are available in Exhibit D in the accompanying financial reporting package.

# # #

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
Index to Exhibits

Exhibit A	Consolidated statements of operations for the three months ended December 31, 2003, September 30, 2003 and December 31, 2002

Exhibit B	Consolidated balance sheets as of December 31, 2003 and September 30, 2003

Exhibit C	Consolidated statements of cash flows for the three months ended December 31, 2003, September 30, 2003 and December 31, 2002

Exhibit D	Summary financial data

Exhibit A

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; amounts in millions, except per share amounts)

	Three months ended

	December 31, 2003	September 30, 2003	December 31, 2002

REVENUES
Products	$1,793	$1,554	$1,588
Services	466	473	487

Total revenues	2,259	2,027	2,075

COSTS
Products (a)	981	826	1,208
Services	359	338	413

Total costs	1,340	1,164	1,621

Gross margin	919	863	454
Gross margin %	40.7%	42.6%	21.9%
OPERATING EXPENSES
Selling, general and administrative, before amortization of other acquired intangibles and recovery of bad debts and customer financings	341	334	482
Amortization of other acquired intangibles	—	—	5
Recovery of bad debts and customer financings	(14)	(124)	(91)

Selling, general and administrative	327	210	396
Research and development	292	335	389
Business restructuring charges (reversals) and asset impairments, net	29	(21)	(19)

Total operating expenses	648	524	766
Operating income (loss)	271	339	(312)
Other income, net	79	8	22
Interest expense	113	95	94

Income (loss) from operations before income taxes	237	252	(384)
(Benefit from) provision for income taxes	(101)	153	(120)

Net income (loss)	338	99	(264)
Conversion and redemption costs - 8.00% redeemable convertible preferred stock	(1)	(1)	(100)
Preferred dividends and accretion	12	(21)	(25)

Net income (loss) applicable to common shareowners	$349	$77	$(389)

Basic earnings (loss) per share applicable to common shareowners	$0.08	$0.02	$(0.11)
Diluted earnings per share applicable to common shareowners	$0.07	$0.02	$(0.11)
Weighted average number of common shares outstanding - basic	4,180	4,155	3,581

Weighted average number of common shares outstanding - diluted	5,136	4,178	3,581

(a)	For the periods presented, costs include a net business restructuring charge (reversal) related to inventory write-downs of $-, ($21) and $5, respectively.

Exhibit B

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; amounts in millions except per share amounts)

	December 31,	September 30,
	2003	2003

Assets:
Cash and cash equivalents	$3,431	$3,821
Short-term investments	846	686
Receivables, less allowances of $222 and $246, respectively	1,592	1,511
Inventories	690	632
Other current assets	847	1,183

Total current assets	7,406	7,833
Property, plant and equipment, net	1,534	1,593
Prepaid pension costs	4,837	4,659
Goodwill and other acquired intangibles, net	186	188
Other assets	1,456	1,492

Total assets	$15,419	$15,765

Liabilities:
Accounts payable	$977	$1,072
Payroll and benefit-related liabilities	806	1,080
Debt maturing within one year	917	389
Other current liabilities	2,630	2,474

Total current liabilities	5,330	5,015
Postretirement and postemployment benefit liabilities	4,731	4,669
Pension liability	2,384	2,494
Long-term debt	4,421	4,439
Company-obligated mandatorily redeemable preferred securities of subsidiary trust	1,152	1,152
Other liabilities	1,234	1,367

Total liabilities	19,252	19,136
Commitments and contingencies
8.00% redeemable convertible preferred stock (a)	—	868
Shareowners’ deficit:
Common stock (b)	42	42
Additional paid-in capital	22,349	22,252
Accumulated deficit	(22,457)	(22,795)
Accumulated other comprehensive loss	(3,767)	(3,738)

Total shareowners’ deficit	(3,833)	(4,239)

Total liabilities, redeemable convertible preferred stock and shareowners’ deficit	$15,419	$15,765

(a)	$1 per share par value; converted to debentures on November 24, 2003, and are included in debt maturing in one year as of December 31, 2003; 875 shares issued and outstanding as of September 30, 2003; $1,000 per share / debenture redemption value.

(b)	$0.01 per share par value; 10,000 authorized shares; 4,205 issued and 4,204 outstanding as of December 31, 2003, and 4,170 issued and 4,169 outstanding as of September 30, 2003.

Exhibit C

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; amounts in millions)

	Three months ended

	December 31, 2003	September 30, 2003	December 31, 2002

Operating Activities
Net income (loss)	$338	$99	$(264)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Non-cash portion of business restructuring (reversals) charges	1	(26)	(31)
Depreciation and amortization	168	196	254
Recovery of bad debts and customer financings	(14)	(124)	(91)
Net pension and postretirement benefit credit	(201)	(181)	(134)
Other adjustments for non-cash items	(3)	201	(71)
Changes in operating assets and liabilities:
(Increase) decrease in receivables	(62)	187	179
Decrease in inventories and contracts in process	124	234	116
Decrease in accounts payable	(105)	(153)	(191)
Changes in other operating assets and liabilities	(503)	(288)	(509)

Net cash (used in) provided by operating activities	(257)	145	(742)

Investing Activities
Capital expenditures	(29)	(65)	(155)
(Purchases) maturities of short-term investments	(160)	(96)	200
Proceeds from the sale or disposal of property, plant and equipment	31	83	3
Other investing activities	(1)	(16)	74

Net cash (used in) provided by investing activities	(159)	(94)	122

Financing Activities
Net proceeds (payments) from other short-term borrowings	1	(3)	109
Repayments of long-term debt	(62)	(512)	(8)
Issuance of common stock	76	17	7
Repayment of preferred stock	(21)	(69)	—
Other financing activities	—	(14)	—

Net cash (used in) provided by financing activities	(6)	(581)	108
Effect of exchange rate changes on cash and cash equivalents	32	12	26

Net decrease in cash and cash equivalents	(390)	(518)	(486)
Cash and cash equivalents at beginning of period	3,821	4,339	2,894

Cash and cash equivalents at end of period	$3,431	$3,821	$2,408

Interest payments	$61	$116	$59

Income tax (payments) refunds, net	$45	$(34)	$(1)

Exhibit D

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
SUMMARY FINANCIAL DATA
(Unaudited; amounts in millions, except per share amounts)

Summary of significant favorable (unfavorable) items impacting results	Three months ended

	December 31,	September 30,	December 31,
	2003	2003	2002

Business restructuring (charges) reversals and asset impairments, net	$(29)	$42	$14
Amortization of other acquired intangibles	—	—	(5)
Legal settlements (shareowner lawsuit, consumer products leasing lawsuit)	(54)	(33)	80
Recoveries of bad debts and customer financings	14	150	80
Business disposition reserve	—	7	—
Asset impairment charge related to capitalized UMTS software development costs	—	(50)	—
Customer and supplier credits, certain adjustments to employee expenses and a sales tax refund	—	88	—
Gain on investment	64	—	—
Impact of retirement of 8% convertible preferred stock and certain other debt obligations	(4)	14	(131)
Related income tax impacts and other discrete tax items	191	(150)	105

Total	$182	$68	$143

Per share impact - basic	$0.04	$0.02	$0.04

Per share impact - diluted	$0.04	$0.02	$0.04

The above significant items impacting results were reflected in:
Gross margin	$—	$81	$(5)
Operating expenses	(15)	151	94
Other income (expense), net	75	(13)	49
Benefit from (provision for) income taxes	123	(150)	105
Conversion and redemption cost - 8.00% redeemable convertible preferred stock	(1)	(1)	(100)

	$182	$68	$143

Exhibit D

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
SUMMARY FINANCIAL DATA
(Unaudited; amounts in millions, except per share amounts)

Results by Segment *	Three months ended

	December 31,	September 30,	December 31,
	2003	2003	2002

Total Revenues
Integrated Network Solutions (INS)	$790	$860	$849
Mobility Solutions (Mobility)	960	634	727
Services	466	473	487
Other	43	60	12

Total revenues	$2,259	$2,027	$2,075

U.S. Revenues
INS	$414	$401	$493
Mobility	637	493	483
Services	256	253	273
Other	43	60	43

Total revenues	$1,350	$1,207	$1,292

Non-U.S. Revenues
INS	$376	$459	$356
Mobility	323	141	244
Services	210	220	214
Other	—	—	(31)

Total revenues	$909	$820	$783

Operating income (loss)
INS	$196	$131	$(13)
Mobility	172	50	(77)
Services	61	100	45

Total segment operating income (loss)	429	281	(45)
Recovery of bad debts and customer financings	14	124	91
Business restructuring (charges) reversals, net	(29)	42	14
Other	(143)	(108)	(372)

Total operating income (loss)	$271	$339	$(312)

Products and Services Revenues
Wireless	$960	$634	$727
Voice networking	363	356	398
Data & network management	231	289	285
Optical networking	196	215	166
Services	466	473	487
Other	43	60	12

Total revenues	$2,259	$2,027	$2,075

*     Consistent with the change in our reporting structure as of October 1, 2003, segment information for comparative periods has been reclassified to conform to the current period’s presentation.